Exhibit 99.1

NEWS RELEASE

IR Contact: Bob Gray Valence Technology, Inc. 512.527.2921 investor@valence.com	PR Contact: Jeff Fox Blueshirt Group jeff@blueshirtgroup.com

Valence Technology Announces Departure of Chief Financial Officer

AUSTIN, Texas, May 11, 2011 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based developer and manufacturer of advanced energy storage solutions today announced the resignation of Ross Goolsby, Chief Financial Officer, effective June 3, 2011, to pursue other business opportunities.  Donald E. Gottschalk, who joined the company in 2007 and is currently serving as Corporate Controller, will assume the role of Acting Chief Financial Officer.

Mr. Gottschalk has over 25 years of financial management experience and has held significant business operations, financial planning and analysis, and finance and accounting positions at Capital Anesthesiology, Inc, Cellular One, and Thermon Manufacturing Co. He has been a C.P.A. since 1986.

“Ross has been a valuable member of our senior management team and I wish him the best as he pursues his next venture,” stated president and chief executive officer Robert L. Kanode.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world’s most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.” For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors, including the quantity of batteries purchased, the commercial success of our products and our customers’ products and the performance and pricing of our products. Other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2010, and our Quarterly Reports on Form 10-Q, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements SOURCE: Valence Technology, Inc.

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